Exhibit 99.1

Assurant Appoints Paget Alves and Ogi Redzic to Its Board

New Directors bring decades of mobile and auto industry experience, along with deep consumer, data and digital expertise

NEW YORK, November 7, 2019 — Assurant, Inc. (NYSE: AIZ), a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases, today announced the appointment of Paget Alves, a retired chief sales officer at Sprint Corporation, and Ogi Redzic, chief digital officer and vice president of Caterpillar Inc. with responsibility for Cat Digital, to its Board of Directors.
“We are truly enthusiastic about the addition of Paget and Ogi to our board, given the breadth and depth of experience each brings that is so relevant to Assurant’s strategic trajectory,” said Assurant Board Chair Elaine Rosen. “Their appointments will bring added diversification to our Board and a multi-dimensional perspective to our discussions.”
In his most recent executive role, Alves served as chief sales officer for Sprint Corporation, before retiring in 2013. He led 17,000 employees between the company’s consumer and business sales channels. Prior to that, Alves was president of Sprint’s $10 billion Business Markets group until 2009. He helped rebuild the company’s brand in the business market segment, overseeing its transition to becoming a wireless solutions provider, launching M2M, managed wireless services and cloud services.
During his career, Alves also served as president and chief executive officer of PointOne Telecommunications Inc., and president and chief operating officer of Centennial Communications.
Alves currently sits on the board of directors of Synchrony Financial, YUM! Brands Inc. and International Game Technology. He holds a Bachelor of Science degree in Labor and Industrial Relations and a Juris Doctor degree, both from Cornell University.
As chief digital officer and vice president of Caterpillar Inc. with responsibility for Cat Digital, Ogi Redzic oversees Caterpillar's digital strategy including connectivity, enterprise data and e-commerce platforms, analytics, and other digital solutions. He was previously based in Paris, where he served as senior vice president, managing Connected Vehicles and Mobility Services for Renault Nissan Alliance. During this time, he was responsible for the development of connected vehicle solutions and setting the strategy and early tests for driverless mobility.
Prior to Renault Nissan Alliance, Redzic led the Automotive Business Group for Nokia Here.

Redzic holds a bachelor’s degree in computer science from Northeastern Illinois University and a master’s degree in computer science from Illinois Institute of Technology. He also has an MBA from Kellogg School of Management.
“Given the continued global growth of our mobile business, Paget’s background will prove invaluable to us as we execute our strategic roadmap,” added Alan Colberg, Assurant’s president and CEO. “And Ogi’s focus on data and digital transformation, as well as his experience with connected vehicles, will provide great insight, not just about the industries where we focus, but how we can continue to evolve our customer experience to a new level.”

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance and lender-placed homeowners insurance. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.

Learn more at assurant.com or on Twitter @AssurantNews.

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Media Contact:
Linda Recupero
Senior Vice President, Enterprise Communication
212.859.7005
linda.recupero@assurant.com

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Senior Vice President, Investor Relations
212.859.7062
suzanne.shepherd@assurant.com

Sean Moshier
Director, Investor Relations
212.859.5831
sean.moshier@assurant.com